Exhibit 99.1

STATE STREET COMPLETES ACQUISITION OF DEUTSCHE BANK’S

GLOBAL SECURITIES SERVICES BUSINESSES

Establishes State Street as a Leader in Global Investor Servicing and a Premier

Provider in Europe’s High-Growth Market

Integration To Be Substantially Complete Within 12 Months

BOSTON, MA January 31, 2003 – State Street Corporation (NYSE: STT) announced today that it has completed the primary closing of its acquisition of a substantial part of Deutsche Bank AG’s (NYSE: DB) Global Securities Services (GSS) businesses. Under the terms of the definitive agreements, first announced on November 5, 2002, State Street’s initial payment to Deutsche Bank for all of the business units is approximately $1.1 billion. A separate closing will be held in the near future for business units in Italy and Austria, upon receipt of applicable regulatory approvals. In the period ending on the one-year anniversary of the closing, State Street will make additional payments of up to an estimated €360 million, based upon the performance of the acquired businesses.

“This is an historic day for State Street. With this acquisition, we gain important strategic benefits, including a broadened global client base, leadership in the high-growth European market and considerable economies of scale,” said David A. Spina, chairman and chief executive officer of State Street. “Our strategy to expand our scope and scale as the premier partner to sophisticated global investors has taken a quantum leap forward. We will leverage the tremendous potential of this acquisition to set a new standard in client service, increase value for our stockholders and create new opportunities for our employees.”

Ronald E. Logue, president and chief operating officer of State Street said, “Today marks the official launch of our global integration effort, but we have been investing in the capabilities we’ll need to achieve a seamless integration for many years. We’re hitting the ground running with a strong team in place to lead and execute our integration plan. We have met with many Deutsche Bank clients to understand their needs, and are ready to help them achieve their goals with our world-class range of services — including global custody and fund accounting, securities lending, trading services and research and analytics. We will continue to provide the highest levels of service to our clients during this transition period and beyond.”

Logue continued, “We welcome our new colleagues who will be joining us from Deutsche Bank. This is an exciting time to join our team as we become a truly global company with clear leadership in global investor services.”

Through the acquisition, State Street gains substantial parts of Deutsche Bank’s global custody businesses, which had approximately $2.2 trillion in assets under custody as of August 31, 2002. State Street has also acquired fund administration and Depotbank services, securities lending capabilities, performance measurement services (through the WM Company) and benefit payments services, as well as U.K.- and U.S.-based domestic custody and securities clearing operations. With the Deutsche Bank global securities services businesses, State Street becomes a leading provider of investment services in Europe. The acquired businesses serve investment managers, private and public pension funds and insurance companies in 92 markets. Approximately 3,200 Deutsche Bank staff members around the world have become State Street employees.

As part of the acquisition agreements, State Street will also provide global investment services to Deutsche Bank entities including Deutsche Asset Management (DeAM), a division of Deutsche Bank and one of Europe’s leading investment managers. Under this ten-year agreement, subject to fiduciary approval, State Street will provide custody, fund administration, accounting and global securities lending with the potential to expand the mandate to DeAM’s investment management affiliates. Approximately 25% of the acquired businesses’ total revenues during the eight-month period ended August 31, 2002 came from DeAM.

As previously disclosed, State Street expects the acquisition to be dilutive to earnings per share by approximately $0.17 to $0.22 in 2003 (consisting of dilution of approximately $0.16 to $0.19 per share from restructuring costs associated with the acquisition and dilution of approximately $0.01 to $0.03 per share from operations and financing costs), and accretive by approximately $0.01 to $0.03 in 2004. The restructuring costs associated with the acquisition in 2003 are expected to be $90-110 million on a pretax basis, approximately half of which will be recorded in the first quarter and the balance over the last three quarters of the year. Based on the annualized costs of the acquired businesses for the eight-month period ended August 31, 2002, State Street expects to achieve cost reductions in the acquired businesses of approximately $125 to $150 million in 2003.

About State Street Corporation

State Street Corporation (NYSE: STT) is the world’s leading specialist in servicing the investment servicing and investment management needs of sophisticated global investors. With $6.2 trillion in assets under custody and $763 billion in assets under management (as of December 31, 2002), State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide. For more information, visit State Street’s Web site at www.statestreet.com or call 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 402/573-3644 outside those countries.

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This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including: the risk that the benefits from the purchase may not be realized or may take longer to realize than expected, the risk that the purchase will adversely affect the revenue due to clients that might not consent to the transaction, or the risk that, to the extent the businesses of Deutsche Bank’s Global Securities Services and State Street are expected to provide mutual support for growth, such support may not be realized or take longer to develop than expected. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street’s 2001 annual report and subsequent SEC filings. These include risks and uncertainties relating to synergies achievable with the acquired companies, the value of worldwide financial markets, levels of market interest rates, dynamics of markets served, pricing and competition, and the pace of new business. State Street encourages investors to read the corporation’s annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this presentation speak only as of the date hereof, January 31, 2003, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.